FIRST AMENDMENT TO THE

AGENCY AGREEMENT

THIS FIRST AMENDMENT made as of the 29th day of July, 2015 (the “First Amendment”) hereby amends the Global Securities Lending Agency Agreement (the “Agency Agreement”) dated as of May 30, 2014, between HC Capital Trust (the “Lender”) and Citibank, National Association (“Agent”) (collectively, the “Parties”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agency Agreement.

WHEREAS, the Parties wish to amend the Agency Agreement to add a new money market fund to the permitted reinvestment criteria and amend the investment paramenters. Accordingly, the Parties hereby agree to delete the original Schedule III of the Agency Agreement and replace it with the Amended Schedule III attached hereto as Exhibit I.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.	Schedule III

The original Schedule III is deleted and replaced with Exhibit 1 attached hereto which adds the following language to Item 1, Registered Money Market Mutual Funds:

Registered Money Market Mutual Funds – Registered Money Market Funds must be AAA rated and adhere to rule 2a-7 under the Investment Company Act of 1940, as amended.

In connection with these investments, the Lender acknowledges that Citibank, N.A. may separately enter into an agreement with the funds to provide services to such funds. In such cases, Citibank, N.A. is separately compensated for these services by the management companies of the funds. Such payments do not impact the return that the Lender receives hereunder, which shall be consistent with earning of other investors in the applicable fund.

The following funds are hereby approved and Lender hereby acknowledges receipt of the respective offering documents:

Federated Treasury Obligations Fund (TOIXX)

The following language is also added to the investment parameters in Amended Schedule III:

INVESTMENT PARAMETERS:

1.	Agent will use reasonable commercial efforts to invest cash collateral in reverse repurchase investments as the primary reinvestment option. In the event residual cash collateral is available after investing in reverse repurchase investments or there are no reverse repurchase investment options reasonably available, the cash collateral be invested in the money-market fund above.

2.	Miscellaneous

(a)	This First Amendment supplements and amends the Agency Agreement. The provisions set forth in this First Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agency Agreement or any provisions of the Agency Agreement that directly cover or indirectly bear upon matters covered under this First Amendment.

(b)	Each reference to the Agency Agreement in that document and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agency Agreement as separately amended by this First Amendment. Except as provided in this First Amendment, the provisions of the Agency Agreement remain in full force and effect. No amendment or modification to this First Amendment shall be valid unless made in writing and executed by each party hereto.

(c)	Paragraph headings in this First Amendment are included for convenience only and are not to be used to construe or interpret this First Amendment.

(d)	This First Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be duly executed all as of the day and year first above written.

Citibank, N.A., as Agent		HC Capital Trust, as Lender

By:	/s/ Richard Kissinger	By:	/s/ Mark Hausmann

Name:	Richard Kissinger	Name:	Mark Hausmann

Title:	Director	Title:	Assistant Treasurer

Date:	7/29/2015	Date:	7/29/2015

EXHIBIT 1

AMENDED Schedule III

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., As the Agent

and the Lender

INVESTMENT GUIDELINES FOR

SECURITIES LENDING CASH COLLATERAL

LENDER: HC Capital Trust

The Agent is instructed to comply with these Investment Parameters at the time of the investment:

US Reinvestment Criteria and Permitted Investment

1.	Reverse Repurchase Agreements with counterparties rated at least BBB+ by one or more NRSROs, or be a “Primary Dealer” in Government Securities as per the NY Federal Reserve Bank or an affiliate of any such dealer or any counterparty approved by the lender included on the approved counterparty/borrower list.

Underlying collateral may be any security issued by or unconditionally guaranteed with respect to payment of principal and interest by the United States Government.:

Collateral must be held by Citibank or by a third party custodian under tri-party agreement.

Collateral must be marked to market daily and maintained at the following minimum margin levels.

• U.S. Treasuries	102%

2.	Registered Money Market Mutual Funds – Registered Money Market Funds must be AAA rated and adhere to rule 2a-7 under the Investment Company Act of 1940, as amended.

In connection with these investments, the Lender acknowledges that Citibank, N.A. may separately enter into an agreement with the funds to provide services to such funds. In such cases, Citibank, N.A. is separately compensated for these services by the management companies of the funds. Such payments do not impact the return that the Lender receives hereunder, which shall be consistent with earning of other investors in the applicable fund.

The following funds are hereby approved and Lender hereby acknowledges receipt of the respective offering documents:

Federated Treasury Obligations Fund (TOIXX)

By reason of daily margin maintenance, dollar limits and maturity limits of underlying collateral are waived for fixed income collateral.

INVESTMENT PARAMETERS:

1.	Agent will use reasonable commercial efforts to invest cash collateral in reverse repurchase investments as the primary reinvestment option. In the event residual cash collateral is available after investing in reverse repurchase investments or there are no reverse repurchase investment options reasonably available, the cash collateral be invested in the money-market fund above.

2.	Overnight reverse repurchase investments are allowed without prior client approval. All term reverse repurchase investments require prior client approval.

3.	No investment with a maturity longer than 2 years from settlement date.

4.	Maximum weighted average maturity of investment portfolio 1 year.

5.	Maximum weighted average interest rate exposure of investment portfolio 180 days. (Term investments may be excluded from the calculation of average interest rate exposure to the extent that they are offset by a term loan of substantially the same (plus or minus two days) duration.

6.	Maximum of 25% of portfolio at time of purchase can be invested in instruments with maturities greater than 1 year.

Miscellaneous

The Lender recognizes and understands that the term of the investments made at its direction in accordance with the above guidelines may not match and may extend beyond the term of the loans of the relevant securities. The Lender acknowledges that there may be term investments which can usually be closed out prior to maturity but that there may be early termination charges. In the event that Citibank, N.A.’s appointment as securities lending agent is terminated, the Lender, at its option, may either (1) permit loans of securities, equal in market value to the original purchase price of the investment, to remain outstanding until the investment matures, or (2) purchase such investment into its own portfolio at the original purchase price plus the interest (or principal if originally purchased at a discount) that would have accrued, or (3) instruct the Agent to liquidate the investment promptly.

In connection with loans of securities and reverse repurchase transactions (if previously approved as investment vehicles for securities lending cash collateral) within the terms of the securities lending program, we authorize the use of the following entities as third party custodians of (a) collateral for securities lent under the securities lending program, and (b) securities purchased under repurchase transactions (if previously approved) and cash collateral remitted for such purchases: The Bank of New York and JP Morgan Chase Bank. We further authorize Citibank, N.A. as our agent to enter into the necessary agreements to effectuate the foregoing.

CITIBANK, N.A., as Agent		HC Capital Trust, as Lender

By:	/s/ Richard Kessinger	By:	/s/ Mark Hausmann
Name:	Richard Kessinger	Name:	Mark Hausmann
Title:	Director	Title:	Assistant Treasurer